Exhibit 99.(n)

Deloitte & Touche LLP 111 South Wacker Drive Chicago, IL 60606-4301 USA Tel: + l 312 486 1000 Fax: +l 312 486 1486 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.2 to Registration Statement No. 333-251492 on Form N-2 of our report dated February 26, 2021, relating to the financial statements and financial highlights of Brookfield Real Assets Income Fund Inc., appearing in the Annual Report on Form N-CSR for the year ended December 31, 2020, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Chicago, Illinois

December 17, 2021